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                          EXHIBIT 23-i--CONSENT OF EXPERT

           Original on Norstar Petroleum, Inc. Letterhead



CONSENT OF NORSTAR PETROLEUM, INC.


As oil and gas consultants, Norstar Petroleum, Inc. hereby consent to: (a) the use of our reserve report dated May of 1998 and (b) all references to our firm included in or made a part of Sharon Energy Ltd.'s Annual Report on Form 10-KSB to be filed with the Securities and Exchange Commission on or about June 26, 1998.


NORSTAR PETROLEUM, INC.